Exhibit 2.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is made as of the 26th day of February, 2007, by and among Accountabilities, Inc., a Delaware corporation ("Buyer") with its principal business offices located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726, and ReStaff Services, Inc., a California corporation ("Seller") with its principal business offices located at 2401 Waterman Boulevard, Suite A3, Fairfield, California 94533 and Rhonda Faria, an individual maintaining a business address at 2401 Waterman Boulevard, Suite A3, Fairfield, California 94533.

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer certain of the properties, rights, assets and business of the Seller (the “Acquired Business”), all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Purchase and Sale and Delivery of the Assets.

1.1.           Purchase and Sale and Delivery of the Assets.

(a)           Purchased Assets.  Subject to and upon the terms and conditions of this Agreement and excluding the assets retained by the Seller as set forth in Section 1.1(b) herein, as of the “Effective Date” (as defined in Section 1.5 below), the Seller shall sell, transfer, convey, assign and deliver, to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all liens and encumbrances (except for Permitted Liens as defined in Section 2.8), all of the properties, rights, assets and business as a going concern, of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, which are  owned, leased, licensed or used by Seller in the conduct of its business at its offices located at Fairfield, California, Napa, California, Vicksburg, Mississippi, (the “Offices”) and which exist on the “Effective Date” (as defined in Section 1.5 below) (collectively, the "Purchased Assets"), including, without limitation, the following assets:

(i)           all office supplies and similar materials (the "Supplies");

(ii)           all contracts, agreements, leases, arrangements and/or commitments of any kind, whether oral or written, relating to the Purchased Assets as set forth on Schedule 2.12 attached hereto (the "Contracts");

(iii)           all customer lists, files, records and documents (including credit information) relating to customers and vendors of the Purchased Assets and all other business, financial and employee books, records, files, documents, reports and correspondence relating to the Purchased Assets, except to the extent required by Sections 2.22 and 7.2(d) herein (collectively, the "Records");

(iv)           all rights of the Seller, if any, under express or implied warranties from the suppliers of the Seller in connection with the Purchased Assets;

(v)           all furnishings, furniture, fixtures, tools, machinery, equipment and leasehold improvements owned by the Seller and related to the Purchased Assets, whether or not reflected as capital assets in the accounting records of the Seller (collectively, the "Fixed Assets"), as set forth on Schedule 2.8; and

(vi)           all patents, trademarks and tradenames and applications therefor which are owned by the Seller and related to the Purchased Assets, including, but not limited to, the trade name Staffing.com;

(vii)           all computers, computer programs, computer databases, hardware and software owned or licensed by the Seller and used in connection with the Purchased Assets;

(viii)          all municipal, state and federal franchises, licenses, authorizations and permits of the Seller which are necessary to operate or are related to the Purchased Assets;

(ix)           all prepaid charges, deposits, sums and fees of Seller relating to the Purchased Assets;

(x)           all outstanding receivables of Seller;

(xi)           all claims and rights of Seller related to or arising from the Purchased Assets; and

(xii)           all of the goodwill;

(xiii)          all rights in the names, Staffing.com, Staffing.com, Inc. and derivatives thereof

(b)           Retained Assets.  Notwithstanding anything to the contrary set forth in this Agreement, the following assets of the Seller are not included in the sale of Purchased Assets contemplated hereby: (i) the cash and cash equivalents, prepaid security deposits on Real Property Lease (as defined in Section 2.10) and deposits or prepaid expenses related to insurance contracts, (ii) the Purchase Price (as hereinafter defined) and the other rights of the Seller under or relating to this Agreement, (iii) the corporate minute books, stock records, qualification to conduct business as a foreign corporation, and other documents relating to the formation, maintenance or existence as a California corporation of the Seller, except that Seller agrees that it will provide copies of any such document from the corporate minute books as reasonably requested by the Buyer which the Buyer believes are necessary for the use and operation of the Purchased Assets after the Effective Date, and (iv) motor vehicles.

1.2.           Purchase Price.  The aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be Three Million Nine Hundred Thousand Dollars ($3,900,000) and shall be payable and subject to adjustment as follows:

(a)           the Buyer shall deliver by wire transfer or certified check Four Hundred Thousand Dollars ($400,000) to Seller upon the execution of this Agreement;

(b)           If the Effective Date shall have occurred, Buyer shall pay by wire transfer or certified check Three Hundred Thousand Dollars ($300,000) to Seller no later than ninety (90) days after the date of this Agreement;

(c)           On the Effective Date, the Buyer shall deliver a note to Seller in the form attached hereto as Exhibit A-1 (the “$300,000 Note”) which shall provide that (i) if the Buyer raises $2,500,000 or more in a private offering of securities within the 90 day period following the date of this Agreement, then Buyer shall pay by wire transfer or Buyer check Three Hundred Thousand Dollars ($300,000) to Seller within such 90 day period and (ii) if the Buyer does not raise $2,500,000 or more in a private offering of securities within the 90 day period following the date of this Agreement, Buyer shall pay by wire transfer or certified check Three Hundred Thousand Dollars ($300,000) to Seller together with interest thereon at the rate of six percent (6%) per annum no later than the twenty-four month (24) anniversary of the date of this Agreement;

(d)           On the Effective Date, the Buyer shall execute and deliver a promissory note, in the principal amount of Two Million Nine Hundred Thousand Dollars ($2,900,000) in the form attached hereto as Exhibit A-2 (the “Note”).  The Note shall bear interest at 6% per annum and shall be payable in forty eight equal monthly installments, with the first installment payable on the 121st day after the Effective Date.  The principal amount of the Note should be subject to proportionate reduction in accordance with the terms of the Note if the Net Income (as defined below) of the Acquired Business is less than $1,000,000 in any calendar year in which the Note is outstanding.  The Note shall be subordinated to the Buyer’s present and future bank and other financial institution debt and the debt listed on Schedule 1.2(a) hereof, but shall rank senior to all future acquisition indebtedness and shall rank no worse than pari pasau with all other future indebtedness of the Buyer.  The term “Net Income” shall mean the gross revenues less (i) cost of sales (which shall include temporary employee wages, payroll taxes and worker’s compensation expense) and (ii) operating expenses of the Acquired Business (including interest charges but excluding any allocation of corporate overhead not related to the Acquired Business);

(e)           If the net income of the Seller reflected on the audited income statement of Seller (containing mutually agreed upon recast numbers) for the year ended December 31, 2006 is less than One Million Three Hundred Fifty Thousand Dollars ($1,350,000), then the Three Million Nine Hundred Thousand Dollars ($3,900,000) Purchase Price shall be reduced to an amount determined by multiplying $3,900,000 by a fraction, the numerator of which will be the actual net income reflected on such audited income statement and the denominator of which shall be $1,350,000.  Any reduction of the Purchase Price may be applied by Buyer to any payment of Purchase Price remaining due and payable under this Agreement;

(f)           No later than ninety (90) days after the Effective Date Buyer shall deliver ca certificate representing 500,000 shares of Buyer common stock issued in the name of Rhonda Faria, which shares shall vest in equal annual installments over a three year vesting period commencing upon the Effective Date.

(g)           The parties hereto acknowledge and agree that in the event of the termination of this Agreement after a material breach by Seller, the damages of Buyer will be uncertain and difficult and impossible to calculate.  As a result, as liquidated damages and not a penalty , if this Agreement shall have been terminated prior to the Effective Date by (i) Buyer by reason of a material breach of Seller or (ii) if Seller shall have ceased to use its reasonable efforts to effect the timely consummation of this Agreement, by Seller for any reason other than breach by Buyer, Seller shall pay to Buyer by wire transfer or Seller check no later than thirty (30) days after such termination the sum of One Million Dollars ($1,000,000).

1.3.           Assumption of Liabilities.

(a)           Assumed Liabilities.  Effective as of the Effective Date, the Buyer agrees to assume and to pay, perform and discharge all liabilities and obligations arising under the Contracts on and after the Effective Date and with respect to the use and operation of the Purchased Assets by the Buyer after the Effective Date, and also agrees to assume all Seller’s debt to its secured lender AGR Financial and as set forth on Schedule 1.3 hereto (the “Assumed Liabilities”).  To the extent that any personal property included as part of the Purchased Assets is leased by Seller as of the Effective Date and the Buyer and Seller agree that the lease agreement cannot be formally assigned to the Buyer, the Buyer will thereafter pay the rental charge or lease payment for same to the Seller, and the Seller shall be required to make such payments directly to the Lessor.  If at any time, Seller, in its sole discretion, chooses to pay off the lease liability of any such asset in one lump sum, Buyer shall reimburse Seller for such payment and title to such asset shall pass to Buyer.

(b)           Liabilities Retained by the Buyer. Except for the Assumed Liabilities, the Buyer shall not assume, be liable for or pay, and none of the Purchased Assets shall be subject to, and the Seller shall retain, be unconditionally liable for and pay, any liability or obligation (whether known or unknown, matured or unmatured, stated or unstated, recorded or unrecorded, fixed or contingent, currently existing or hereafter arising) of the Seller, without limitation, the following:

(i)           any obligation or liability of Seller arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby or thereby;

(ii)           except as otherwise provided herein, any obligation or liability of Seller for the fees and expenses of its counsel, accountants and other experts and all other expenses incurred by Seller incident to the negotiation, preparation and execution of this Agreement and any agreement entered into in connection herewith and the performance by Seller of its obligations hereunder or thereunder;

(iii)           except as otherwise provided herein, any obligation or liability of Seller and its directors, officers, employees, consultants and other representatives, arising out of or resulting from any business, activity, course of conduct, action or omission before, on or after the Effective Date;

(iv)           all accounts payable of the Seller (other than as set forth on Schedule 1.3 hereto);

(v)           any liability or obligation under or in connection with the Retained Assets.

(vi)           any federal, state, local or other foreign tax payable by the Seller whether such tax is due and payable prior to or after the Effective Date;

(vii)           any indebtedness of the Seller for borrowed money;

(viii)           all liabilities of the Seller with respect to any claim, litigation or proceeding accruing with respect to, or arising from or relating to any business, activity, course of conduct, action or omission before, on or after the Effective Date, including, without limitation, those matters set forth on Schedule 2.9, whether such claim, litigation or proceeding is presented or instituted prior to or after the Effective Date;

(ix)           all liabilities, obligations, payments, benefits, costs and expenses including, without limitation, any salary, wage, vacation, bonus, severance, expense reimbursement or other benefit: (a) accruing and payable to staff and part-time employees of the Seller who become employed by the Buyer after the Effective Date with respect to any period before the Effective Date as set forth in Schedule 1.3 attached hereto, (b) accruing and payable to all other employees of the Seller with respect to any period before or after the Effective Date, (c) accruing and payable to all former employees of the Seller whose employment terminated before the Effective Date, (d) accruing and payable pursuant to any employee benefit plans (including pension plans) of the Seller or under federal and state laws governing such plans, whether before or after the Effective Date, including, without limitation, in connection with the termination of participation under such plan by a staff or part-time employee; or (e) accruing and payable in connection with the termination of any such employee benefit plan of the Seller, whether before or after the Effective Date.

(x)           all warranty liability of the Seller, including without limitation, for claims which arise prior to the Effective Date, whether such claims are presented prior to or after the Effective Date.

1.4.           Other Agreements.  As further consideration for the transactions contemplated hereby, the Seller (a) will enter into a Non-Competition Agreement attached hereto as Exhibit B-1, and (b) shall cause Ms. Rhonda Faria (“Ms. Faria”), to enter into a Non-Solicitation Agreement, as attached hereto as Exhibit B-2.

1.5.           Closing.  The closing (the “Closing”) shall take place at the offices of the Seller in Fairfield, California, at 3:00 PM Pacific Time, on  a date (the “Effective Date” or “Closing Date”) selected by the Buyer which shall in no event be more than ninety (90) days after the date of this Agreement.  Buyer shall advise Seller of the Closing Date by written notice delivered to Seller no later than five (5) days prior to the Effective Date.  At the Closing the parties will exchange facsimile executed documents and they will promptly send each other original signature pages by overnight mail.

1.6.           Allocation of Purchase Price.  The Purchase Price shall be allocated among the various Purchased Assets by mutual agreement of the parties as set forth on Schedule 1.6 and such allocations shall include amounts allocable to Seller and Ms. Faria, under the Non-Competition and Non-Solicitation Agreements referenced in Section 1.4 of this Agreement.  The parties covenant and agree with each other that this allocation was arrived at by arm’s length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 1.6 without the written consent of the other parties to this Agreement.  Each of Buyer and Seller covenant and agree to execute and timely file U.S. Treasury Form 8594 consistent with Schedule 1.6, and upon a party’s reasonable request the other party shall execute and file such other documents as may be necessary to document such allocation.

2.           Representations of the Seller.  The Seller and, with respect only to Section 2.11, Ms. Faria, jointly and severally represent and warrant to the Buyer as follows:

2.1.           Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  The Seller is not required to be qualified or licensed to do business as a foreign corporation or other organization in any other jurisdiction, except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or use of any of its properties or assets.  The Seller has delivered to the Buyer complete and correct copies of the Seller’s Articles of Incorporation and By-Laws as in effect on the date hereof.  The Seller is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws.  The Seller has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

2.2.           Affiliates and Other Equity Investments.  The Seller does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, limited liability company, association or other business organization.

2.3.           Authorization.  The Seller has the power to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement, and the agreements provided for herein by the Seller, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite entity action.  This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.4.           No Violation.  Except as set forth in Schedule 2.4, neither the execution, delivery or performance of this Agreement and the agreements provided for herein, nor the consummation of any of the transactions contemplated hereby or thereby (i) will violate or conflict with the Articles of Incorporation or By-Laws of Seller, or (ii) conflict with, result in any breach of, constitute (with or without due notice or lapse of time or both) a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under any provision of any contract or agreement of any kind to which the Seller is a party or by which the Seller is bound (including, without limitation, the Contracts) or to which any property or asset (including, without limitation, the Purchased Assets) of any of them is subject, (iii) is prohibited by or requires the Seller to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which Seller is a party or by which Seller is bound or with respect to which Seller is an obligor or guarantor, or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets (including, without limitation, the Purchased Assets), business, agreements or contracts (including, without limitation, the Contracts) of Seller.

2.5.           Financial Statements.  Seller has delivered to Buyer unaudited compilation financial statements, for the annual period ended December 31, 2006, for the Seller’s operations as a whole.  Such financial statements fairly present the financial position of Seller as of the date thereof and the results of its operations and cash flows for the period indicated.

2.6.           No Undisclosed Liabilities.  Since December 31, 2006, except for the transactions contemplated by this Agreement and except as set forth in Schedule 2.6, Seller has not incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business.

2.7.           Absence of Certain Changes.  Since December 31, 2006, except for the execution and delivery of this Agreement and except as set forth in Schedule 2.7, Seller has not (i) had any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), assets or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse; (ii) incurred or agreed to incur any indebtedness for borrowed money; (iii) paid or obligated itself to pay in excess of ten thousand dollars ($10,000) in the aggregate for Fixed Assets; (iv) suffered any substantial loss or waived any substantial right; (v) agreed to sell, transfer or otherwise dispose any of the Purchased Assets; (vi) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of the Purchased Assets; (vii) made or permitted any material amendment or termination of any Contract, license or permit to which it is a party other than in the ordinary course of business; (viii) experienced any shortage or difficulty in obtaining qualified personnel to meet customer orders, demands and requirements; (ix) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities; or (x) entered into any transaction not in the ordinary course of the business.

2.8.           Title; Ownership, Condition and Adequacy of the Assets.  Except with respect to Purchased Assets that are leased and except as set forth in Schedule 2.8, Seller has good and marketable title to all of its respective properties and assets included in the Purchased Assets, and valid leasehold interests in all such Purchased Assets leased by it under any personal property lease, in each case free and clear and not subject to any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except for Permitted Liens.  The Fixed Assets are in good operating condition and repair, subject only to the ordinary wear and tear.  Schedule 2.8 sets forth an accurate, correct and complete list of all of the Fixed Assets owned or used by the Seller with respect to the Purchased Assets.  As used herein, the term “Permitted Liens” means (i) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like liens or encumbrances arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Seller; and (ii) those liens or encumbrances described on Schedule 2.8 attached hereto, if any.

2.9.           Litigation.  Except as set forth in Schedule 2.9, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of Seller's knowledge, threatened involving Seller that (i) if asserted and decided adversely to Seller, could materially and adversely affect the use or operations of the Purchased Assets (in a manner consistent with Seller’s past practices), or (ii) questions the validity of this Agreement or the other agreements to be entered into in connection herewith, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Seller under this Agreement or the other agreements to be entered into in connection herewith.  Except as set forth in Schedule 2.9, there is no arbitration proceeding pending or, to Seller’s knowledge, threatened or proposed in any manner under any collective bargaining agreement or other agreement or otherwise.  Neither Seller nor any of the Purchased Assets are subject to any judicial or administrative judgment, order, decree or restraint.

2.10.                      Real Property; Leases.  Seller does not own any real property used in connection with the Purchased Assets.  Schedule 2.10 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property to which the Seller is a party in connection with the Purchased Assets (collectively, the "Real Property Leases").  Except as set forth on Schedule 2.10, true, correct and complete copies of the Real Property Leases, and all amendments and modifications thereof, have previously been delivered by the Seller to the Buyer. The Real Property Leases have not been modified or amended since the date of delivery to the Buyer.  No party to any Real Property Lease has sent written notice to the other claiming that such other party is in default thereunder, which alleged default remains uncured.

2.11.                      Tax Matters.  All federal, state, local and foreign tax and information returns required to have been filed prior to the date of this Agreement by Seller have been duly filed, and each such return correctly reflects the income, franchise or other tax liability and all other information required to be reported thereon, and the Seller has paid or accrued all income, franchise and other taxes due by it as reflected on said returns.  There are not pending, nor to the knowledge of Seller, threatened, any audits, examinations, investigations or other proceedings in respect of taxes or tax matters and there are not, to the knowledge of Seller, any unresolved questions or claims concerning Seller's tax liability.

2.12.                      Contracts.  Schedule 2.12 contains a true and complete list of all Contracts.  The Seller has made available to the Buyer a true and complete copy of each such written Contract and a true, correct and complete written description of each such oral Contract.  Except as set forth as Schedule 2.12, neither the Seller, nor, to the knowledge of the Seller, any other party, is in default under or in breach or in violation of any Contract, nor has an event occurred that (with or without notice, lapse of time, or both) would constitute a default, breach or violation by the Seller, or, to the knowledge of the Seller, by any other party, under any Contract.

2.13.                      Compliance with Agreements and Laws.  Except as set forth in Schedule 2.15, Seller has complied in all material respects with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to it, and to Seller’s knowledge there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the Purchased Assets or the operation, financial condition or prospects of the Purchased Assets.

2.14.                      Governmental Authorizations and Regulations.  Schedule 2.14 lists all licenses, franchises, permits and other governmental authorizations held by Seller material to the use of the Purchased Assets.  Such licenses, franchises, permits and other governmental authorizations are valid, and Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization.  Except as set forth on Schedule 2.14, Seller holds all licenses, franchises, permits and other governmental authorizations, the absence of any of which could have a material adverse effect on the use of the Purchased Assets.

2.15.                      Accounting Practices.  The books and accounts of Seller are complete and correct, and fully and fairly reflect the assets and transactions of the Company.

2.16.                      Shareholders.  Staffing.com is the sole shareholder of Seller, and  Rhonda Faria is the sole shareholder of Staffing.com.

2.17.                      Insurance.  Schedule 2.17 contains a true and complete list of all policies of fire, liability, workers' compensation and other forms of insurance owned by or held by Seller, and Seller has made available for inspection by the Buyer true and complete copies of all of such policies.  All such policies are in full force and effect, all premiums with respect thereto covering all periods to the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Except as set forth in Schedule 2.17, such policies (i) are sufficient for compliance with all requirements of law and all agreements to which Seller is a party, (ii) are valid, outstanding and enforceable policies, (iii) will remain in full force and effect through the Effective Date, and (iv) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.  Except as set forth in Schedule 2.17, Seller has not made any material claims under such insurance policies.

2.18.                      Labor Matters.  Seller is not the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Seller’s knowledge, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it.

2.19.                      Intellectual Property Rights.  Schedule 2.19 contains an accurate and complete description of all domestic and foreign patents, trademarks, trademark registration, service marks, service marks registration, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor, presently owned or held by Seller or under which Seller owns or holds any license, or in which Seller owns or holds any direct or indirect interest, and no others are necessary for the use of the Purchased Assets.  To the knowledge of Seller, no products sold or services provided by Seller, nor any patents, formulae, know-how, secrets, trademarks, trademark registrations, service marks, service marks registration, logos, trade names, assumed names, copyrights, copyright registrations, or designation used or licensed for use in connection with the Purchased Assets, infringe on any patents, trademarks, licenses, or copyrights, or any other rights, of any person.  Seller is the sole owner of, has the sole and exclusive right to use, has the right and power to sell, and has taken all reasonable measures to maintain and protect, the patents, trademarks, trademark registrations, logos, trade names, assumed names, copyrights, copyright registrations, service marks and service mark registrations listed in Schedule 2.19.  Except as set forth in Schedule 2.19, no claims have been asserted against Seller in writing by any person and received by it challenging the use of any such patents, trademarks, trademark registrations, service marks, service mark registrations, logos, trade names, assumed names, copyrights and copyright registrations or challenging or questioning the validity or effectiveness of any such license or agreement, or the use of any formula, know-how or secrets used in connection with the Purchased Assets and, to the knowledge of the Seller, there is no valid basis for any such claim.  Except as set forth in Schedule 2.19, to Seller’s knowledge,  no other party is infringing on the patents, trademarks, trademark registrations, logos, tradenames, assumed names, copyrights copyright registrations, service marks and service mark registrations listed in Schedule 2.19.

2.20.                      Receivables.  Seller has delivered to Buyer a true and complete aging report of Seller’s accounts receivable as of December 31, 2006.

2.21.                      Employees.  Schedule 2.21 contains a complete list of the name, position, and salary, of all staff employees of Seller, including persons who are temporarily absent from active employment by Seller. Seller has no employment agreement, patent disclosure agreement, non-compete agreement, or any other written contract or agreement relating to the right of any such staff employee to be employed by Seller.  To the knowledge and belief of Seller, no staff employee has any present intention of terminating his or her employment with the Seller, and Seller has no present intention of terminating such employment.

2.22.                      ERISA.  The only employee benefit plans of Seller are group medical and dental insurance policies.

2.23.                      Customers. The accounts receivable aging report delivered pursuant to Section 2.23 lists all current customers of the Seller.  Except as set forth in Schedule 2.23 the Seller has not received any written threat or written notice that any one or more customers who in the aggregate purchased goods or services in excess of $10,000 from it during the twelve months ended December 31, 2004 intends to discontinue or to reduce significantly purchases of such goods or services or default under or terminate any Contract whether as a result of the transactions contemplated by this Agreement or otherwise and the Seller has not received any written notice of, nor is it aware of any basis for, any material dispute between any such customer and the Seller, whether with respect to payment due, workmanship or otherwise.

2.24.                      No Untrue Statements.  No statement by Seller contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by Seller, or any officer, or other agent of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

3.           Representations of the Buyer.  The Buyer represents and warrants to the Seller as follows:

3.1.           Organization and Authority.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted.  The Buyer has full power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transactions contemplated hereby and thereby.  The Buyer has delivered to the Seller complete and correct copies of the Buyer’s Articles of Incorporation and By-Laws as in effect on the date hereof.  The Buyer is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws.  The Buyer has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.2.           Authorization.  The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.  This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.3.           No Violation.  The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Incorporation or By-Laws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term of provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.

3.4.           Consents.  Except for the consent of the Buyer’s Lender, Action Capital, and the Seller’s Lender, Resource Funding Group, no consent, approval, authorization or other action by, or filing with, any governmental authority or any third party is required in connection with the execution, delivery and performance by the Buyer of its obligations under this Agreement and the agreements provided for herein, and the consummation by the Buyer and the Seller of the transactions contemplated hereby.

3.5.           Litigation.  No action, investigation, audit, review, claim, suit or proceeding by any governmental authority or third party is pending or, to the knowledge of the Buyer, threatened against the Buyer which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement, or which may adversely affect or restrict the Buyer’s ability to consummate the transactions contemplated hereby.  The Buyer is not bound by any outstanding judgment, order, injunction or decree of any governmental authority or any third party which would prevent the Buyer from consummating the transactions contemplated by this Agreement.

3.6.           Brokers.  Except for Pylon Management, Inc. (“Pylon”), with offices located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

3.7.           No Untrue Statements.  No statement by the Buyer contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any officer, or other agent of Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

4.           Closing Deliveries.

4.1.           By Seller.  The Seller shall deliver to the Buyer at the Closing or, if so indicated, on the Effective Date, each of the following documents:

(a)           this Agreement, duly executed by Seller and Ms. Faria;

(b)           a Bill of Sale (Exhibit G), duly executed by Seller;

(c)           an Assignment and Assumption of Contracts and Liabilities executed by the Seller evidencing the Seller's assignment and the Buyer's assumption of the Assumed Liabilities contemplated by Section 1.3 hereof (Exhibit D) (the "Assignment and Assumption Agreement");

(d)           the Non-Competition and Non-Solicitation Agreements in the form attached hereto as Exhibits B-1 and B-2, respectively, duly executed by Seller and Ms. Faria, respectively;

(e)           the Records, on the Effective Date;

(f)           copies of the general ledgers and books of account of the Seller pertaining to the Purchased Assets for the period December 31, 2004,  to the Effective Date, on the Effective Date.

(g)           cross receipt executed by the Seller (Exhibit F), ("Cross Receipt");

(h)           a certificate executed by the Chief Executive Officer of the Seller that all representations and warranties made herein by Seller are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing;

(i)           a certificate from the secretary of the Seller attesting to the accuracy of resolutions to be attached thereto approved by the Board of Directors and the shareholders of the Seller authorizing the sale of the Purchased Assets and providing incumbency information for the individual signing this Agreement on behalf of the Seller;

(j)           such certificates or other documents as may be reasonably requested by Buyer, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of California, and certificates of the Chief Executive Officer/Members of the Seller with respect to minutes, resolutions, by-laws and any other relevant matters concerning the Seller in connection with the transactions contemplated by this Agreement;

(k)           the Employment Agreement between Buyer and Ms. Faria in the form annexed hereto as Exhibit C (the “Employment Agreement”) duly executed by Ms. Faria;

4.2.           By the Buyer.  The Buyer shall deliver to the Seller at the Closing or, if so indicated, on the Effective Date, each of the following documents:

(a)           this Agreement, executed by the Buyer;

(b)           the Assignment and Assumption Agreement, executed by Buyer (Exhibit D);

(c)           the  $300,000 Note (Exhibit A-1), executed by the Buyer;

(d)           the $2,900,000 Note (Exhibit A-2), executed by Buyer;

(e)           the Cross Receipt (Exhibit F), executed by the Buyer;

(f)           a certificate executed by the President of the Buyer that all representations and warranties made herein are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing;

(g)           a certificate of the secretary of the Buyer authorizing the purchase of the Purchased Assets and providing incumbency information for the individual signing this Agreement on behalf of the Buyer;

(h)           such certificates or other documents as may be reasonably requested by Seller, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of California, and certificates of an officer of the Buyer with respect to directors’ resolutions, by-laws and other matters;

(i)           A UCC-3 Termination Statement from Seller’s Lender, AGR Financial;

(j)           A payoff letter in favor of Seller’s Lender, AGR Financial;

(k)           The Employment Agreement between Buyer and Rhonda Faria duly executed by Buyer (Exhibit C);

(l)           certificate representing 500,000 shares of Buyer’s common stock issued in the name of Ms. Faria.

(i)

(ii) a

5.           Indemnification.

5.1.           Survival of Representations.  Except for the representations in Sections 2.9 and 2.11 which shall survive three (3) years after the Effective Date, all representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive for a period of one (1) year (or the date of final payment on the Note, whichever is sooner), following the Effective Date and any investigation at any time made by or on behalf of the parties hereto.

5.2.           By the Seller.  The Seller hereby agrees to indemnify and hold harmless each of the Buyer, its affiliates and their respective directors, officers, employees, agents,  representatives and successors (the “Buyer Indemnitees”) from and against any and all actions, claims, liabilities (whether known or unknown, matured or unmatured, stated or unstated, fixed or contingent), obligations, damages of any kind (including, without limitation, general, special, incidental and consequential damages), judgments, liens, injunctions, charges, orders, decrees, rulings, demands, losses, dues, assessments, taxes, fines, fees, penalties, amounts paid in settlement, costs or expenses (including, without limitation, reasonable attorney's and expert fees and expenses in connection with investigating, defending or settling any action or threatened action) (each, a “Loss” and collectively, “Losses”) that any of the Buyer Indemnitees may incur, or to which it, he or she may become subject, arising out of, resulting from or relating to:

(i)           any misrepresentation or breach of any warranty of Seller or Ms. Faria contained in this Agreement or in any schedule of Seller or any certificate delivered by Seller pursuant to this Agreement;

(ii)           any breach of any covenant of Seller contained in this Agreement;

(iii)           any debt, liability or obligation of Seller other than the Assumed Liabilities; and

(iv)           the operations of the Purchased Assets prior to the Effective Date.

5.3.           By the Buyer.  The Buyer shall indemnify and hold harmless the Seller and Ms. Faria and their respective directors, officers, shareholders, employees, agents, representatives and successors (the “Seller Indemnitees”) from and against any and all Losses that any of the Seller Indemnitees may incur, or to which it, he or she may become subject, arising out of, resulting from or relating to:

(i)           any misrepresentation or breach of warranty of Buyer contained in this Agreement or in any schedule of Buyer or in any certificate delivered by Buyer  pursuant to this Agreement;

(ii)           any breach of any covenant of Buyer contained in this Agreement;

(iii)           any of the Assumed Liabilities;

(iv)           the use or operation of the Purchased Assets after the Effective Date; and

(v)           the failure to obtain any of the Real Property Lease consents and releases described in Section 7.5.

5.4.           Reduction for Insurance Proceeds.  To the extent that any Buyer Indemnitee or Seller Indemnitee shall receive payment under any insurance policies on account of claims arising under Section 5.2 or Section 5.3 hereof, the amount (if any) payable by the indemnifying party on account of such claims shall be reduced by the amount of such payment or, if the Buyer Indemnitee or Seller Indemnitee shall have already collected on such claims from the indemnifying party, then the Buyer Indemnitee or Seller Indemnitee shall repay to the indemnifying party the amount of such payment.

5.5.           Procedure for Indemnification Claims.  For purposes of this Agreement, each of Seller, Ms. Faria and Buyer may be referred to as an “Indemnifying Party” in connection with their indemnification obligations herewith.  For purposes of this Agreement, Buyer Indemnitees and Seller Indemnitees may be referred to individually as an “Indemnitee” or collectively as “Indemnitees.”  The procedures to be followed with respect to indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement, shall be as follows:

(a)           If an Indemnitee believes that it has suffered or incurred any Loss, such Indemnitee shall so notify the Indemnifying Party promptly in writing describing such Loss, the amount thereof, if known, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred.  In the event that any claim or demand in respect of which an Indemnitee may seek recovery of a Loss under this Section 5 is asserted against or sought to be collected from such Indemnitee by a third party, the Indemnitee shall notify the Indemnifying Party promptly in writing as soon as practicable but in any event within 30 days following receipt of notice of such third party claim or demand.

(b)           Unless in the reasonable judgment of Indemnitee (i) there is a conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of such claim or (ii) legitimate business considerations would require the Indemnitee to defend or respond to such claim in a manner different from that recommended by the Indemnifying Party, the Indemnifying Party shall, by giving notice thereof to the Indemnitee confirming the Indemnifying Party’s obligation under this Section 5 to indemnify the Indemnitee in respect of such claim, be entitled to assume and control such defense with counsel chosen by it.  The Indemnitee shall be entitled to participate therein after such assumption, but the costs of such participation (other than the costs of providing witnesses or documents at the request of the Indemnifying Party or in response to legal process) following such assumption shall be at the expense of the Indemnitee.  Upon assuming such defense, the Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided that except for the settlement of a claim that involves no obligation of the Indemnitee other than the payment of money for which indemnification is provided hereunder, the Indemnifying Party shall not settle or compromise any claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld; and provided, further, the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim.

(c)           With respect to a claim as to which the Indemnifying Party (i) does not have the right to assume the defense under Section (b) or (ii) shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such claim with counsel chosen by it and the Indemnifying Party shall be obligated to pay all reasonable attorneys’ fees and expenses of the Indemnitee incurred in connection with such defense.  The Indemnifying Party shall be entitled to participate in the defense of such claim, but the cost of such participation shall be at its own expense.  Notwithstanding the foregoing, the Indemnitee shall not be required to defend any claim under this Section (c) unless the Indemnifying Party confirms its obligation under this Section 5 to indemnify the Indemnitee in respect of such claim by written notice to the Indemnitee.  If the Indemnitee is not required to defend any claim under the immediately preceding sentence, it shall owe no duties to the Indemnifying Party with respect to such claim and may defend, fail to defend or settle such claim without affecting its right to indemnity hereunder.

(d)           If the Indemnitee assumes the defense of a claim pursuant to Section (c) above, the Indemnitee may compromise or settle any claim against it at any time; provided, however, that the Indemnitee shall not settle or compromise any claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld; provided, further, that if in the reasonable judgment of the Indemnitee it would be materially harmed or otherwise prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party withholds consent to such settlement or compromise, the Indemnitee may enter into such settlement or compromise and such settlement or compromise shall not be conclusive as to, or otherwise be used to establish, the existence or amount of the liability of the Indemnifying Party to the Indemnitee or any third party.  The Indemnitee may not consent to entry of any judgment or enter into any settlement or compromise with respect to a claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnifying Party of a release from all liability in respect of such claim.

(e)           Both the Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

5.6.           Exclusive Remedy.  The parties hereto agree that the indemnification provisions set forth in this Section 5 are the exclusive remedy for any indemnifiable Loss.

5.7.           Set-Off.  Buyer may offset any Loss indemnifiable by Seller and/or Ms. Faria under this Agreement against any amounts payable to Seller or to Ms. Faria or any heir, beneficiary or assign by Buyer at or after the Effective Date pursuant to this Agreement, the  $300,000 Note, the $2,900,000 Note, the Non-Competition Agreements or otherwise, whether or not Seller or Ms. Faria continues to be the holder or beneficiary of such obligations of Buyer upon the determination of the amount of such Loss upon fifteen (15) days written notice to Seller and Ms Faria..

6.           Other Agreements.

6.1.           Transferring Employees.  From the date of this Agreement until the Effective Date, Seller has not paid or obligated itself to pay, any compensation, commission or bonus to any staff employee or independent contractor as such, except for the regular compensation, accrued benefits and commissions payable to such staff employee or independent contractor at the rate in effect on the date of this Agreement.  Seller agrees to notify Buyer of the departure or pending departure of any staff employee prior to the Effective Date.

6.2.           Conduct of Business.  From the date of this Agreement through the Effective Date, Seller will use its best efforts to preserve the Purchased Assets intact, to keep available to Buyer the services of its employees and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with the Purchased Assets.  From the date of this Agreement through the Effective Date, the Seller shall carry on its business of the Purchased Assets substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, performance, lease, management, accounting or operation.  From the date of this Agreement through the Effective Date, all of the Purchased Assets shall be used, operated, repaired and maintained by the Seller in a normal business manner consistent with past practice.  Unless instructed otherwise by the Buyer in writing, the Seller will accept customer requests for services in the ordinary course of business and consistent with past practice for all services offered by the Seller but expected to be performed by the Buyer after the Effective Date.  From the date of this Agreement through the Effective Date, the Seller will not, and will not obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of the Purchased Assets except in the ordinary course of business and Seller will maintain the Fixed Assets and its facilities in good operating condition and repair, subject only to ordinary wear and tear.  The Seller will comply with all laws and regulations which are applicable to its ownership of the Purchased Assets or the use of the Purchased Assets and will perform and comply with all of the Contracts and other commitments and obligations by which it is bound.  Seller will continue to carry all of its existing insurance until the Effective Date.  Seller agrees to notify and consult with Buyer with respect to all decisions outside of the ordinary course relating to the Purchased Assets until the Effective Date.

6.3.           Schedules.  No later than ten (10) days after the date of this Agreement, Seller shall provide to Buyer any schedules (the “Schedules”) which it did not deliver to Buyer upon the signing of this Agreement.

6.4.           Keep Informed.  From the date hereof through the Effective Date, Seller shall promptly notify Buyer of (i) any changes to the information disclosed on any schedule hereto, including changes occurring after the date hereof (although such disclosure shall not in any way amend or supplement any schedule) and (ii) any condition, circumstance, fact or other information that may cause the representations and warranties of the Seller and Ms. Faria contained herein to be incomplete or untrue as of the Effective Date as if made on and as of such time or cause the Seller to be unable to perform its covenants contained herein that it is required to perform on or before the Effective Date.

6.5.Audited Financials.  Seller shall deliver to Buyer no later than 45 days after the Effective date such audited financial statmetns as shall be required to enable Buyer to fuklfill its obligations under Form 8-K and other applicable securities laws regulations (it being agreed that the Buyer shall bear fifty percent (50%) the cost of such audit)

7.           Post-Closing Agreements.  The Seller and the Buyer, as the case may be, agree that from and after the Closing Date:

7.1.           Proprietary Information.

(a)           The Seller shall hold in confidence, and use its best efforts to have all of the officers, managers, members, directors, employees, other personnel and agents of the Seller to hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Purchased Assets and shall not disclose, publish or make use of the same without the consent of the Buyer, except (i) to the extent that such information shall have become public knowledge other than through the act of Seller, or any of its officers, directors and personnel except as would be permitted under (ii) and (iii) of this Section 7.1(a), (ii) as may be required to enforce any of Seller's rights against Buyer, or (iii) as may be required by applicable law or legal process.

(b)           The Seller agrees that the remedy at law for any breach of this Section 7.1 may be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 7.1.

7.2.           Further Assurances and Data.

(a)           At any time and from time to time after the Effective Date, at the Buyer's reasonable request and without further consideration, the Seller shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, all at the Buyer's sole cost and expense, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all the Purchased Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement.  Immediately after the Effective Date, the Seller shall, to the extent applicable, authorize the release to the Buyer of all files pertaining to the Purchased Assets held by any federal, state, county or local authorities, agencies or instrumentalities.  The Seller and the Buyer will cooperate in communications with suppliers and customers to accomplish the transfer of the Purchased Assets to the Buyer.

(b)           The parties agree that from and after the Effective Date, as to any monies received that rightfully belong to the other party, they shall remit such monies promptly to the other party.

(c)           Within fifteen (15) business days after the Effective Date, the parties shall mutually agree on the pro-ration as of the Effective Date of rent, utilities and telephone relative to the Purchased Assets, and the party obligated to pay the net amount of such prorated items to the other party will make such payment ten (10) days after the agreement on pro-rations is consummated.  Seller will pay the premiums for the health benefits of Seller’s employees to be employed by Buyer through March 31, 2007.

(d)           Each party shall have the right, for a period of three (3) years following the Effective Date, to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records that may, at that time, be in the possession of the other party to the extent that any of the foregoing relates to the Purchased Assets and is needed by such party in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

(e)           Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any approval, agreement, contract, lease, or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a party thereto would constitute a breach thereof.

(f)           Seller is delivering as of the date of this Agreement to Buyer an aging schedule of Seller’s accounts receivable as of February 26, 2007 and shall deliver an update of such schedule as of the Effective Date on the Effective Date.

7.3.           Cooperation in Litigation.  Each party hereto will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the use of the Purchased Assets prior to the Effective Date (other than litigation arising out of the transactions contemplated by this Agreement).  The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees, other personnel and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees, other personnel and agents while assisting in the defense or prosecution of any such litigation or proceeding.

7.4.           Accounts Receivable and Accounts Payable.

(a)           The Seller agrees that it will utilize normal collection efforts consistent with past business practices of the Seller in collecting the outstanding Accounts Receivable of the Seller as of the Effective Date.  The Seller shall not undertake any formal collection action (whether legal action, referral to a collection agency or otherwise) with respect to any such account receivable without first consulting with the Buyer.  The Seller agrees to pay, in a manner consistent with past business practice of the Seller, the outstanding accounts payable of the Seller as of the Effective Date.  The Buyer shall not, and shall not permit its employees, officers, directors, independent contractors or agents to, directly or indirectly, encourage any customer of Seller not to make payment on any accounts receivable of Seller or commit any action which could reasonably lead or cause any customer not to make such a payment and the Buyer shall otherwise cooperate with Seller and its designees (and cause its personnel and accountants to cooperate) in Seller’s collection efforts.

(b)           The parties agree that in the event payments are received by either of the parties on accounts receivable from customers who are customers of both of the Buyer and Seller, such payments shall be applied in accordance with the customer's instruction.  In the event that the customer has not provided instructions on the face of the remittance or any accompanying documentation or correspondence, then such payments shall be applied first to the newest outstanding invoice(s).  In the event that either party receives proceeds of accounts receivable which belong to the other party, such party will immediately remit such proceeds, in kind, to the other party.

7.5.           Consents.  Seller and Buyer will use their commercially reasonable best efforts to obtain by the Effective Date, consent in a form reasonably satisfactory to Buyer  from  landlord relating to the Real Property Lease identified on Schedule 2.10 attached hereto, consenting to the assumption of such Real Property Lease by the Buyer and the release of Seller from all obligations and liabilities under such Real Property Lease and any related guarantees, and any other consents required under any Contract or otherwise in connection with the transactions contemplated by this Agreement.

Buyer shall pay all costs and fees payable to landlords in connection with obtaining the consents related to the Real Property Lease.  If a consent is not obtained with respect to any Real Property Lease by the Effective Date, Buyer shall continue to pay Seller, when and as the same becomes due, the monthly rental due pursuant to such Real Property Lease.

Buyer shall pay all costs and fees payable to landlord in connection with obtaining the consents related to the Real Property Lease.  If a consent is not obtained with respect to any Real Property Lease by the Effective Date, Buyer shall continue to pay Seller, when and as the same becomes due, the monthly rental due pursuant to such Real Property Lease.

8.           Conditions Precedent to Seller's Obligation to Sell the Assets.  The obligations of Seller to sell the Assets is subject to the fulfillment prior to or at the Closing of the following conditions:

8.1.           Buyer's Performance.  There shall not be any material error, misstatement or omission in the representations and warranties made by Buyer in this Agreement; all representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer to Seller pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Seller shall waive the same); and Buyer shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Closing.

8.2.           Transaction Agreements.  Buyer shall have executed and delivered this Agreement, all related transaction agreements contemplated herein, and all other documents identified in Section 4.2 of this Agreement.

8.3.           Charter Documents and Certificates.  Buyer shall have delivered such certificates or other documents as may be reasonably requested by Seller, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Delaware, and certificates of an officer of the Buyer with respect to directors’ resolutions, by-laws and other matters.

8.4.           Consents and Approvals.  Buyer shall have provided all notices and obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be provided or obtained by Buyer, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

9.           Conditions Precedent to Buyer's Obligation to Purchase the Assets.  The obligation of Buyer to purchase the Assets is subject to the fulfillment prior to or at the Closing of the following conditions:

9.1.           Seller's Performance.  There shall not be any material error, misstatement or omission in the representations and warranties made by Seller or Ms. Faria in this Agreement; all representations and warranties by Seller or Ms Faria contained in this Agreement or in any written statement delivered by Seller or Ms. Faria to Buyer pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Buyer shall waive the same); and Seller shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Seller at or before the Closing.

9.2.           Transaction Documents.  Seller and Ms. Faria shall have executed and delivered this Agreement, and Seller shall have executed and delivered, or caused to be executed and delivered, all related transaction agreements contemplated herein and all other documents set forth in Section 4.1 of this Agreement.

9.3.           Charter Documents and Certificates.  Seller shall have delivered such certificates or other documents as may be reasonably requested by Buyer, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of the State of California, and certificates of the Chief Executive Officer of the Seller with respect to minutes, resolutions, by-laws and any other relevant matters concerning the Seller in connection with the transactions contemplated by this Agreement.

9.4.           Schedules.  Buyer shall have received the Schedules and be reasonably satisfied with the contents thereof.

9.5.           Consents and Approvals.  Seller shall have provided notice and obtained all consents, authorization and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person including, without limitation, as required by or under any Contract, required to be provided or obtained by Seller, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

9.6.           Assets; Material Adverse Change.  There shall have occurred no material damage to or destruction or loss of (whether or not covered by insurance) any of the Assets, nor any material adverse change in the business, financial condition, operating results or prospects of Seller and its Affiliates with respect to the Acquired Business.

9.7.           Employees.  Each of the other Transferring Employees as of the date hereof shall have agreed to continue his or her employment with Buyer, and shall have entered into the confidential information, non-solicitation agreement with Buyer in the form of Exhibit ___.

9.8.           Release of Liens.  Any lien or encumbrance on the Assets shall have been released.

10.           Transfer and Sales Tax.  Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Buyer shall be responsible for and shall pay (a) all sales, bulk sales, use and transfer taxes, and (b) all governmental charges, if any, upon and due in connection with the sale or transfer of any of the Purchased Assets hereunder.

11.           Termination.  This Agreement may be terminated at any time prior to or on the Closing Date:

(a)           by mutual written consent of the Buyer and the Seller; or

(b)           by Buyer who may, without liability to Seller, terminate this Agreement by notice to Seller (i) at any time prior to the Closing if default shall be made by Seller in the observance or in the due and timely performance of any of the material terms hereof to be performed by Seller that cannot be cured at or prior to the Closing, (ii) at the Closing if any of the conditions precedent to the performance of Buyer’s obligations at the Closing shall not have been fulfilled; or

(c)           by Seller who may, without liability to Buyer, terminate this Agreement by notice to Buyer (i) at any time prior to the Closing if default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing, or (ii) at the Closing if any of the conditions precedent to the performance of Seller’s obligations at the Closing shall not have been fulfilled.

12.           Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile (with transmission confirmed), Federal Express, registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or facsimile number of which the parties may have given notice:

To the Seller:
Ms. Rhonda Faria
ReStaff Services, Inc.
2401 Waterman Boulevard, Suite A3
Fairfield, CA 94533

With a copy to:
S. Scott Reynolds
1261 Travis Blvd., Suite 350
Fairfield, CA  94533
Fax:  707-415-1250

To the Buyer:
Mr. Allan Hartley
President
Accountabilities, Inc.
500 Craig Road, Suite 201
Manalapan, NJ  07726

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile or by Federal Express; or (b) three business days after being sent, if sent by registered or certified mail.

13.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the Buyer may assign Buyer's rights hereunder to a subsidiary or affiliate of Buyer, provided that the Buyer shall remain liable for its obligations hereunder.  Any assignment in contravention of this provision shall be null and void.  No assignment shall release the Buyer from any obligation or liability under this Agreement.

14.           Entire Agreement; Amendments; Attachments.

14.1.                      Entire Agreement; Amendment.  This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral negotiations, commitments and understandings between such parties including, without limitation, the proposed letter of intent, dated February 19, 2007.  The Buyer and the Seller, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

14.2.                      Attachments.  If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.  The exhibits and schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

15.           Expenses.  Except as otherwise provided herein, each party hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

16.           Legal Fees.  In the event that legal proceedings are commenced by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby, the party which does not prevail in such proceedings shall pay the reasonable attorneys' fees and costs incurred by the prevailing party in such proceedings.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

       18.           Section Headings.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

19.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

20.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall be one and the same document.

21.           Public Disclosure.  Neither party shall make any public statement about, nor issue any press release concerning this Agreement or the transactions contemplated hereby without first consulting with the other party hereto as to the form and substance of any such press release or public disclosure; provided, however, that nothing in this Section 18 shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party's disclosure obligation imposed by law.

22.           WARN Act.           For a period of at least forty-five (45) days from and after the Effective Date, Buyer shall employ substantially all, but in no event less than 70%, of the full-time employees associated with the Purchased Assets and shall not terminate more than 50 full time employees who were employed by the Seller as of the Effective Date.  Buyer shall be liable and responsible for any obligations under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), arising out of Buyer’s breach of this Section 19 with respect to the employees associated with the Purchased Assets.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

SELLER: RESTAFF SERVICES, INC.

By:	/s/ Rhonda Faria
Name: Rhonda Faria
Title: President

By:	/s/ Rhonda Faria
Name: Rhonda Faria

BUYER: ACCOUNTABILITIES, INC.

By:	/s/ Allan Hartley
Name: Allan Hartley
Title: President